EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the Current Report on Form 8-K of Ashford Hospitality Prime, Inc. of our report dated June 18, 2015, on our audit of the balance sheets of Yountville Investors, LLC as of December 31, 2014 and 2013, and the related statements of operations and members' deficit, and cash flows for the years then ended.

/S/ PETERSON SULLIVAN LLP

July 14, 2015

Seattle, Washington